Exhibit 99.1

Contact:	Steve Richards
Chief Financial Officer
714/241-0303
TTM TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2007 RESULTS
Printed Circuit Group Acquisition Continues to be Accretive for Second Consecutive Quarter
SANTA ANA, CA — July 31, 2007 — TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board manufacturer, today reported results for the second quarter of 2007, ended July 2, 2007.
Highlights
•	The acquired Printed Circuit Group (PCG) continued to be accretive for the second consecutive quarter.

•	The Company paid down $30 million in debt associated with the PCG acquisition ahead of schedule.

•	Orders from a key networking customer returned to healthy levels at the end of May, and the aerospace/defense sector remained strong.
Second Quarter 2007 Financial Results
Second quarter 2007 net sales of $162.0 million declined $14.9 million, or 8.4 percent, from the first quarter of 2007 due primarily to the closure of the company’s Dallas, Oregon, facility in April. Compared to the second quarter of 2006, sales increased $85.3 million, or 111 percent, due to the inclusion of the Printed Circuit Group, which TTM acquired from Tyco International Ltd. on October 27, 2006.
Gross margins were 18.2 percent for the second quarter of 2007, compared with 19.6 percent in the first quarter of 2007 and 30.0 percent for the second quarter of 2006. On a year-over-year basis, gross margins were affected by the inclusion of PCG’s backplane assembly operations, which carry a lower gross margin than printed circuit board manufacturing.
Selling and marketing expense for the second quarter of 2007 was $7.6 million, representing 4.7 percent of sales. This compares to $7.6 million, or 4.3 percent of sales, in the first quarter of 2007, and $3.5 million, or 4.5 percent of sales, in the year-ago period.
General and administrative expense, including amortization of intangibles, was $8.9 million in the second quarter of 2007, compared to $9.4 million in the first quarter of 2007 and $4.0 million in the year-ago period. As a percent of sales, general and administrative expense was 5.5 percent in the second quarter of 2007 compared to 5.3 percent in the first quarter and 5.2 percent in the year-ago period.
TTM posted operating income of $13.1 million for the second quarter of 2007 compared to $17.8 million for the first quarter of 2007 and $15.6 million for the second quarter of 2006.

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Net income for the second quarter of 2007 was $6.0 million, or $0.14 per diluted share, compared with $8.5 million, or $0.20 per diluted share, for the first quarter of 2007 and $10.6 million, or $0.25 per diluted share, for the second quarter of 2006.
EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2007 was $20.1 million, compared with $25.5 million for the first quarter of 2007 and $19.4 million for the second quarter of 2006. (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.)
PCB quick-turn business represented approximately 17 percent of net sales in the second quarter of 2007, which was unchanged from the first quarter of 2007 (excluding production from the Dallas, Oregon, facility, which was closed on April 6, 2007). In the second quarter of 2006, PCB quick-turn business represented approximately 20 percent of net sales. The year-over-year decline was primarily due to PCG’s limited quick-turn capacity.
“As we expected, a number of factors resulted in lower revenues and earnings in the second quarter of 2007,” said Kent Alder, President and CEO of TTM. “The closure of the Dallas facility reduced second quarter 2007 revenues by $11 million. A temporary slowdown in orders from a key networking customer—as they adjusted inventory levels in their supply chain—also negatively affected second quarter results. However, the customer’s orders returned to a healthy level at the end of May. In addition, we had some short-term issues related to operating efficiency and the timing of customer orders at a couple of our plants.”
“The benefits from the acquisition of the Printed Circuit Group continue to exceed our expectations,” added Alder. “At the time of the purchase, we said the combination would be accretive to earnings within the first year. In fact, it was accretive in its first full quarter—the first quarter of 2007. It was accretive again in the second quarter of 2007, and we expect it to remain so going forward.”
The Company noted that financial results for the second quarter may be subject to change pending the resolution of certain accounting matters relating to the acquisition of PCG. Should results for the second quarter change from those established in this press release, the Company expects that revised numbers would be issued when it files its Quarterly Report on Form 10-Q on or about August 13, 2007.
Segment Information
As a result of the PCG acquisition, TTM now has two reportable operating segments: PCB Manufacturing and Commercial Assembly. For the PCB Manufacturing segment, net sales (before inter-segment sales) were $138.6 million in the second quarter of 2007, compared with $152.1 million in the first quarter of 2007. Operating segment income (before amortization of intangibles) was $12.0 million in the second quarter of 2007, compared with $16.4 million in the first quarter of 2007.
For the Commercial Assembly segment, net sales (before inter-segment sales) were $32.2 million in the second quarter of 2007, compared with $33.7 million in the first quarter of 2007. Operating segment income (before amortization of intangibles) was $2.1 million, compared with $2.4 million in the first quarter of 2007.
Balance Sheet
The $226 million purchase price for the PCG acquisition was financed with a $200 million, 6-year term loan and $26 million from cash on the balance sheet. In the second quarter of 2007, TTM paid down $30 million of debt, reducing the debt balance to $120 million at the end of the quarter. In July, TTM repaid an additional $11 million, bringing the current debt

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balance to $109 million. Cash and short-term investments at the end of the second quarter of 2007 totaled $26.1 million, compared with $45.4 million at the end of the first quarter of 2007.
Third Quarter Forecast
For the third quarter of 2007, TTM estimates revenues in a range of $160 million to $168 million and earnings in a range of $0.14 to $0.20 per diluted share. This estimate includes approximately $3 million in revenue from customers of the former Dallas, Oregon, plant. “We expect to benefit from renewed strength with our networking customers,” concluded Alder. “Additionally, the military sector remains very healthy. The high end computing market, however, remains soft. And we continue to experience competitive pressures and pockets of weakness, particularly in our assembly and high mix businesses.”
To Access the Live Web Cast/Conference Call
The company will conduct a conference call to discuss its first-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. To listen to the live web cast on the Internet, log on to the company’s website at www.ttmtech.com. To access the live conference call, dial 800-946-0742.
To Access a Replay of the Web Cast
A replay of the conference call will be available until Tuesday, August 7, on the company’s Web site, www.ttmtech.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, the risks and uncertainties associated with the integration of the recently acquired PCG business, increased competition from low-cost foreign manufacturers and other “Risk Factors” set forth in the company’s most recent SEC filings.
About TTM
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.
-Tables Follow-

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2007	2006	2007	2007	2006

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$162,016	$76,683	$176,897	$338,913	$149,371
Cost of goods sold	132,465	53,714	142,176	274,641	106,199

Gross profit	29,551	22,969	34,721	64,272	43,172

Operating expenses:
Selling and marketing	7,551	3,454	7,560	15,111	6,813
General and administrative	7,890	3,663	8,342	16,232	7,247
Amortization of intangibles	1,046	301	1,025	2,071	601

Total operating expenses	16,487	7,418	16,927	33,414	14,661

Operating income	13,064	15,551	17,794	30,858	28,511

Interest expense	(3,608)	(45)	(5,098)	(8,706)	(106)
Interest income and other, net	235	1,118	759	994	2,095

Income before income taxes	9,691	16,624	13,455	23,146	30,500
Income tax provision	(3,654)	(6,068)	(4,990)	(8,644)	(11,133)

Net income	$6,037	$10,556	$8,465	$14,502	$19,367

Earnings per common share:
Basic	$0.14	$0.25	$0.20	$0.34	$0.47
Diluted	$0.14	$0.25	$0.20	$0.34	$0.46

Weighted average common shares:
Basic	42,199	41,694	42,149	42,174	41,566
Diluted	42,496	42,512	42,398	42,447	42,242
SELECTED BALANCE SHEET DATA

	July 2, 2007	December 31, 2006
Cash and short-term investments	$26,131	$70,656
Accounts receivable, net	110,367	125,435
Inventories, net	64,585	67,020
Total current assets	209,689	271,748
Net property, plant and equipment	127,843	150,837
Other assets	162,928	151,113
Total assets	500,460	573,698

Current portion long-term liabilities	$50,000	$60,705
Accounts Payable	45,402	49,276
Current liabilities	123,107	144,343
Long-term liabilities	72,253	142,040
Stockholders’ equity	305,100	287,315
Total liabilities and stockholders’ equity	500,460	573,698

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2007	2006	2007	2007	2006
EBITDA	$20,113	$19,443	$25,468	$45,581	$36,121
EBITA	$14,373	$16,998	$19,608	$33,981	$31,265

Gross margin	18.2%	30.0%	19.6%	19.0%	28.9%
EBITDA margin	12.4	25.4	14.4	13.4	24.2
Operating margin	8.1	20.3	10.1	9.1	19.1
End Market Breakdown:

	Second Quarter
	2007	2006

Networking/Communications	42%	42%
Aerospace/Defense	30	11
Computing/Storage/Peripherals	15	35
Medical/Industrial/Instrumentation/Other	13	12
Stock-based Compensation:

	Second Quarter		First Quarter
	2007	2006	2007
Amount included in:
Cost of goods sold	$255	$103	$187
Selling and marketing	48	29	50
General and administrative	581	202	423

Total stock-based compensation expense	$884	$334	$660

Operating Segment Data:

	Second Quarter	First Quarter
Net sales:	2007	2007
PCB Manufacturing	138,651	152,151
Commercial Assembly	32,164	33,657

Total Sales	170,815	185,808
Inter-Segment Sales	(8,799)	(8,911)

Total Net Sales	$162,016	$176,897

Operating Segment Income:
PCB Manufacturing	12,052	16,397
Commercial Assembly	2,086	2,452

Total Op Segment Income	14,138	18,849
Amortization of Intangible	(1,074)	(1,055)

Total Op Income	13,064	17,794
Total Other Income (Expense)	(3,373)	(4,339)

Income Before Income Taxes	$9,691	$13,455

RECONCILIATIONS*

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2007	2006	2007	2007	2006
EBITA/EBITDA reconciliation:
Net income	$6,037	$10,556	$8,465	$14,502	$19,367
Add back items:
Income taxes	3,654	6,068	4,990	8,644	11,133
Interest expense	3,608	45	5,098	8,706	106
Amortization of intangibles	1,074	329	1,055	2,129	659
EBITA	14,373	16,998	19,608	33,981	31,265

Depreciation expense	5,740	2,445	5,860	11,600	4,856
EBITDA	$20,113	$19,443	$25,468	$45,581	$36,121

*	This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.
“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.